                                                                   EXHIBIT 13(a)


                               PURCHASE AGREEMENT

         SCHWAB CAPITAL TRUST (the "Trust"), a Massachusetts business trust, and CHARLES SCHWAB & CO., INC. ("Schwab") a California Corporation, hereby agree with each other as follows:

         1. The Trust hereby offers Schwab and Schwab hereby purchases 10,000 Series A units of beneficial interest (representing interests in the Schwab International Index Fund)in the Trust (such 10,000 units of beneficial interest being hereafter collectively known as "Shares") at a price of $10.00 per Share. Schwab hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Schwab of funds in the amount of $100,000 in full payment for the Shares.

         2. Schwab represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. Schwab agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares prior to the fifth anniversary of the date the Trust begins its investment activities, Schwab will pay to the Trust an amount equal to the number resulting from multiplying the Trust's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by Schwab or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

         4. The names "Schwab Capital Trust" and "Trustees of Schwab Capital Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Schwab Capital Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, interest holders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of units of interest of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

         IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the 17th day of June, 1993.


Attest:                                SCHWAB CAPITAL TRUST

/s/ Carron Oswald                      By:      /s/ Tom D. Seip
-----------------------------------             --------------------------------

                                       Name:    Tom D. Seip
                                                --------------------------------

                                       Title:   President and Chief
                                                --------------------------------
                                                Operating Officer
                                                --------------------------------


Attest:                                CHARLES SCHWAB & CO., INC.



/s/ Carron Oswald                      By:      /s/ William J. Klipp
-----------------------------------             --------------------------------

                                       Name:    William J. Klipp
                                                --------------------------------

                                       Title:   Senior Vice President
                                                --------------------------------